UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary proxy statement

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive proxy statement

[X]	Definitive additional materials

[ ]	Soliciting material under Rule 14a-12

THE HARTFORD MUTUAL FUNDS II, INC.

(Name of Registrants as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required

[  ]  Fee paid previously with preliminary materials

[  ]  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

Script for Calls on The Hartford Growth Opportunities Fund Proxy Statement for Beneficial Accounts Held Through Financial Intermediaries Only

HARTFORD FUNDS INTERNAL: I am reaching out to you today because [your branch has been a producer of Hartford Funds] OR [your clients are invested in The Hartford Growth Opportunities Fund] OR [you are invested in The Hartford Growth Opportunities Fund]. Thank you for your business and support of Hartford Funds.

General Talking Points:

☐	Shareholders in The Hartford Growth Opportunities Fund should have received a proxy statement

☐	Some clients may have already voted but some clients may have not voted yet

WHAT PROPOSAL WILL SHAREHOLDERS BE ASKED TO CONSIDER AT THE UPCOMING MEETING?

The shareholders will be voting on the proposal below, which is described in detail in the proxy statement:

To approve reclassifying the Fund from a diversified investment company to a non-diversified investment company and eliminating a related fundamental diversification policy.

A copy of the proxy statement is available on our website. A Bulletin summarizing the proposal is also available on our website for Financial Professionals. If you need a copy of the Bulletin, please let me know and I will forward to you.

THIS PRESENTS AN OPPORTUNITY FOR YOUR CLIENTS TO VOICE THEIR OPINIONS AND HERE ARE THE WAYS FOR THEM TO CAST THEIR VOTE

☐	Online by visiting https://vote.proxyonline.com and entering the control number sent with the proxy materials

☐	By Phone by calling the number on the proxy card

☐	By Mail by filling out the proxy card and returning it in the envelope provided

WHAT SHOULD YOUR CLIENTS DO IF THEY HAVE ADDITIONAL QUESTIONS REGARDING THE PROXY?

Clients can call 877-896-3199

HOW DO YOU RECOMMEND SHAREHOLDERS VOTE?

We have recommended to the Board, and the Board has recommended to shareholders, that they vote FOR the Proposal.

WHAT CAN YOU DO TO HELP HARTFORD FUNDS?

If your clients have not voted yet, we would appreciate you following up with your clients, confirm your clients have received the proxy materials and remind your clients that they have an opportunity to voice their opinion by voting.

[Financial Professional Name]

Per our conversation regarding The Hartford Growth Opportunities Fund, here are the instructions on how your clients can vote. Please feel free to reach out to me with any questions. Thanks again for your help.

Voting Options:

☐	Online by visiting https://vote.proxyonline.com and entering the control number sent with the proxy materials

☐	By Phone by calling the number on their proxy card

☐	By Mail by filling out the proxy card and returning it in the envelope provided

If a shareholder lost his or her control number, he or she should contact EQ Fund Solutions, LLC, the Fund’s proxy solicitor and tabulator, by calling 877-896-3199. If shareholders would like additional copies of the proxy materials or have additional questions, shareholders should call 877-896-3199.